Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 2 to the Agreement and Plan of Reorganization is entered into as of June 26, 2025 by and among Bowen Acquisition Corp. (“Bowen”), Bowen Merger Sub, a Cayman Islands exempted company and a wholly owned subsidiary of Bowen (“Merger Sub”), Shenzhen Qianzhi BioTechnology Co. Ltd., a company incorporated in the People’s Republic of China and a wholly owned subsidiary of NewCo (as defined below) (“Qianzhi”), and Qianzhi Group Holding (Cayman) Limited, a newly formed Cayman Islands company (“NewCo”). Each of Bowen, Merger Sub, Qianzhi and NewCo are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into that certain Agreement and Plan of Reorganization, dated as of January 18, 2024 (the “Original Agreement”), which, among other things, generally provided that the Original Agreement could be terminated by either Bowen or Qianzhi if the Merger (as defined in the Original Agreement) had not been consummated by December 31, 2024 (the “Original Outside Date”); and

WHEREAS, on March 21, 2025, the Parties amended the Original Agreement (as amended, the “Amended Agreement”) to provide that the Original Outside Date would be extended from December 31, 2024 to July 14, 2025 (the “Amended Outside Date”); and

WHEREAS, the Parties now desire to further extend the Amended Outside Date from July 14, 2025 to December 14, 2025;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Amended Agreement. Section 8.1(b) of the Amended Agreement is hereby amended such that the text “July 14, 2025” contained in such section is deleted and the text “December 14, 2025” is inserted therefor.

2. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Amended Agreement. On and after the date hereof, each reference in the Amended Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Amended Agreement shall mean and be a reference to the Amended Agreement as amended by this Amendment.

3. No Further Amendments. Except as expressly set forth herein, the Amended Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

4. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

5. Miscellaneous. The provisions of Article X (General Provisions) of the Amended Agreement are incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

BOWEN ACQUISITION CORP

By:	/s/ Jiangang Luo
Name:	Jiangang Luo
Title:	CEO

BOWEN MERGER SUB

By:	/s/ Na Gai
Name:	Na Gai
Title:	Director

SHENZHEN QIANZHI BIOTECHNOLOGY CO., LTD

By:	/s/ Juxiang Hu
Name:	Juxiang Hu
Title:	Legal Representative

QIANZHI GROUP HOLDING (CAYMAN) LIMITED

By:	/s/ Xiaoqin Lin
Name:	Xiaoqin Lin
Title:	Director